Exhibit 99.1

HELIX WIND, CORP. SIGNS BINDING LOI TO ACQUIRE VENCO POWER GMBH OF GERMANY

Letter of Intent will lead to acquisition of VENCO Power

San Diego, CA – June 25, 2009 – Helix Wind, Corp. (OTCBB:HLXW.OB) has signed a binding Letter of Intent to acquire VENCO Power GmbH of Germany.  The total purchase price of VENCO will depend on the value of the Euro at closing and will range from 2.75MM to 3MM EUR in cash and restricted common stock of Helix Wind, Corp. The acquisition of VENCO  will bring 15 years of vertical axis wind turbine development and experience and broaden the product portfolio of Helix Wind by providing 3 additional small wind turbines to complement Helix Wind’s existing vertical axis solutions, the S322 and S594.   Helix Wind will now offer two technology types of vertical axis wind turbines, Savonius and Darrieus, which complement each other for different types of vertical market solutions. Helix Wind will start selling the D100, D361, and D15000 models from VENCO immediately . The benefit of having two technology types of vertical axis products will enable our distributors to support a wider range of customer requirements in many vertical markets with different price points and levels of performance output. Inorganic acquisition growth allows Helix Wind to continue executing its business plan by being product, market, and solution agnostic in the expansion of needed small wind solutions. In addition, the acquisition provides extensive development experience to add additional headcount and engineering talent to Helix Wind’s existing team. The acquisition will occur when, among other conditions, Helix Wind obtains audited financial statements of VENCO Power as required by SEC rules.

Helix Wind CEO Ian Gardner commented, “The nature of inorganic growth through acquisition to purchase VENCO Power GmbH allows Helix Wind, Corp. to continue executing on its business plan to more accurately reflect global solution based small wind needs by providing the best technologies within a small wind vertical axis product line. This completes the next phase in the development and execution of our product portfolio to provide agnostic solutions internationally and to position the company as a broader partner in solving renewable energy challenges.”

Reinhard Caliebe of VENCO Power GmbH commented, “The sale of VENCO Power will benefit the shareholders of both companies by providing the best of vertical axis wind turbines under one company, Helix Wind.  With VENCO’s 15 years of extensive product development in Darrieus vertical axis small wind products, it is best served to provide both technologies within a single product portfolio for broader market coverage and solution selling. We are very pleased to be announcing this strategic Letter of Intent with Helix Wind to deliver the best of European and American development together resulting in multiple platforms and solutions.”

About Helix: Helix Wind is a global renewable energy company. Helix Wind is engaged in the design, manufacturing and sale of small wind vertical axis turbines designed to generate 300W, 1kW, 2.0kW, 4.5kW, and 50kW of clean, renewable electricity. Additional information can be found at http://www.helixwind.com

About VENCO: VENCO Power GmbH is a global renewable energy company. VENCO Power is engaged in the design, manufacturing and sale of small wind vertical axis turbines designed to generate 0.3, 1.0 and 50.0 kW of clean, renewable electricity. Additional information can be found at http://www.vencopower.com

Safe Harbor Statement: A number of statements contained in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements involve a number of risks and uncertainties, including our ability to attract and retain management and field personnel with experience in the small wind turbine industry, our ability to raise capital when needed and on acceptable terms and conditions, the intensity of competition and general economic factors. The actual results Helix Wind may achieve could differ materially from any forward-looking statements due to such risks and uncertainties. Helix Wind encourages the public to read the information provided here in conjunction with its most recent filings, which may be viewed at www.sec.gov.

Contact:
Scott Weinbrandt
Chairman and President
Helix Wind
1848 Commercial Street
San Diego, CA 92113
Toll Free: 877.2GOHELIX (246.4354)
Int: + 619.501.3932
Fax: + 619.330.2628
Email: media@helixwind.com